STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 11th day of March, 1998 by and between FBL Financial Group, Inc., an Iowa corporation (the "Seller") and Farm Bureau Mutual Insurance Company, an Iowa corporation (the "Buyer").

                                   WITNESSETH:

WHEREAS, the Seller is the owner, beneficially and of record, of all the issued and outstanding shares of the capital stock of Utah Farm Bureau Insurance Company, a Utah domiciled insurance company (the "Company"); and

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of such capital stock, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1: DEFINITIONS

Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and by this reference incorporated herein.

ARTICLE 2: SALE AND PURCHASE OF STOCK

2.1 SALE AND PURCHASE.

Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller will sell, assign and transfer to the Buyer, and the Buyer will repurchase from the Seller, the Stock.

2.2 PURCHASE PRICE.

In consideration for the Stock and the other performances contemplated hereby, the Buyer shall pay to the Seller the sum of Twenty-Five Million Dollars ($25,000,000) cash plus a 5-year earnout based on a 50% sharing of the amount by which the incurred losses achieved on the Utah direct business are better than those assumed by the independent appraiser (Tillinghast-Towers Perrin) in its appraisal (with a maximum of $2 million per year with respect to any annual earnout payment). The assumed incurred losses are based on a loss ratio of 68.7%, 69.53%, 68.87%, 67.49% and 65.69% in 1998 through 2002, respectively. The earnout will be calculated in the manner set forth on the Earnout Calculations attached hereto as Exhibits A, B and C. The loss ratios shall be determined before any intracompany pooling and net of outside reinsurance. Loss reserves for the Company's business during the earnout period shall be set by mutual agreement of the parties, and if either party requests, by an independent analyst selected by the parties.


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2.3 THE CLOSING.

(a) Unless this Agreement shall have been terminated pursuant to Article 9, a closing (the "Closing") will be held on March 31, 1998, if all conditions precedent to Closing of both parties set forth in Article 7 and Article 8 have then been satisfied or waived by that date (the "Scheduled Closing Date"). The Closing may be postponed if any of the conditions provided for in Article 7 and Article 8 hereof shall not have been satisfied or waived by that date by the party whose condition(s) so remains unsatisfied by written notice to the other party. In such event, the Closing shall occur on such date as the postponing party shall specify, or if there shall be no such specification or both parties shall have exercised a right to postpone, then five Business Days following the date all such conditions shall have been satisfied or waived (the date the Closing actually occurs the "Closing Date"), but in no event shall the Closing occur later than December 31, 1998, unless the parties hereto shall agree in writing to an extension thereof (such date as it may be extended in accordance herewith the "Termination Date"). The Closing shall be held at such time and place as the parties may agree.

(b) At the Closing, the Buyer shall transfer to the Seller $25,000,000 and the Seller shall deliver to the Buyer certificates for the Stock, together with (i) stock powers for the same duly executed in Blank by the Seller and (ii) such other instruments and agreements as Buyer shall reasonably require. The parties shall further deliver such other agreements, certificates, legal opinions and other documents required under this Agreement and such other documents as the parties may mutually agree to evidence the fulfillment or waiver of the conditions contained in Article 7 and Article 8 hereof or otherwise deemed necessary or desirable for the consummation of the transactions contemplated by this Agreement.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed by the Seller to the Buyer in a schedule attached to this Agreement, the Seller represents and warrants to the Buyer as follows:

3.1 ORGANIZATION.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of Iowa with all requisite corporate power and authority to own and to sell the Stock and to execute, deliver and perform this Agreement and each other agreement, instrument and document required to be executed and delivered by the Seller in connection herewith.

(b) The Company is a corporation and domestic insurer duly organized, validly existing and in good standing under the laws of Utah with all requisite corporate power and authority


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         to own, lease and operate its properties and other assets and to conduct its business as now owned or conducted by it.



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3.2 AUTHORIZATION.

The execution and delivery by the Seller of this Agreement and each other agreement, instrument and document to be executed and delivered by the Seller in connection herewith are duly and validly authorized and no other corporate action on the part of the Seller will be required in connection therewith. This Agreement has been, and each other agreement, instrument and document to be executed and delivered by the Seller in connection herewith will be, duly executed and delivered by the Seller. This Agreement constitutes, and each such other agreement, instrument and document will constitute (assuming due authorization, execution and delivery by each other party thereto) legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, except as many be affected by bankruptcy, insolvency, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles.

3.3 APPROVALS.

The execution, delivery and performance of this Agreement by Seller and Buyer will not require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for the filings and approvals by the insurance regulatory authority of Utah and Iowa, the Hart-Scott-Rodino filing ("H-S-R Filing"), and any pre-acquisition notifications as required under state law (the "Approvals").

3.4 ABSENCE OF CONFLICTS.

Neither the execution and delivery of this Agreement or any other agreement, instrument and document to be executed and delivered by the Seller in connection therewith nor the consummation by the Seller of the transactions contemplated hereby or thereby will violate or conflict with so as to have Material Adverse Effect on the Company (i) the Articles of Incorporation or Bylaws of the Company, (ii) the Articles of Incorporation or Bylaws of the Seller, (iii) any applicable statute, rule, regulation, order, decree, judgment or other law or requirement of any court, tribunal, government agency or other authority, federal, state or local (sometimes hereinafter referred to collectively as "Laws"), or (iv) any contract, agreement, note, bond, mortgage, indenture, deed, license or other instrument (any thereof a "Contract") to which the Seller or the Company is a party or by which the Seller or the Company or any shares of the Stock is bound.

3.5 TITLE TO STOCK.


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The Seller (i) has good title, beneficially and of record, to the Stock, free and clear of all claims and encumbrances, (ii) is in rightful possession of duly and validly authorized and issued certificates evidencing their ownership of record of the Stock, and (iii) has full right, power and authority to sell, transfer, convey and deliver to the Buyer good title to the Stock, free and clear of all claims or encumbrances.


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3.6 CAPITALIZATION OF THE COMPANY.

As of the date hereof, the authorized capital stock of the Company consists of Two Million (2,000,000) shares of Common Stock, par value $1.00, of which Nine Hundred Thousand (900,000) shares are issued and outstanding and owned beneficially and of record by the Seller, and Two Hundred Thousand (200,000) shares of Preferred Stock, par value $100.00, of which none are issued and outstanding. Each outstanding share of the Stock has been duly authorized, is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights of any shareholder. There are no Contracts obligating the Company or the Seller (i) to issue, sell, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exchangeable for, any shares of, any class of capital stock of the Company or (ii) to redeem, purchase or acquire, or offer to acquire, any shares of, or any outstanding option, warrant or right to acquire, or any securities that are convertible into or exchangeable for, any shares of, any class of capital stock of the Company.

3.7 ASSETS.

As of 12/31/97, the assets of the Company are as reflected in the Company's Annual Statement, and since that time there have been no changes, damages, destruction or losses in the assets of the Company which individually or the aggregate have had a Material Adverse Effect on the Company.

3.8 INTELLECTUAL PROPERTY.

The Company has not and is not infringing upon or otherwise violating the rights of any third party with respect to any intellectual property used in the conduct of its business. The Company owns no intellectual property rights.

3.9 COMPLIANCE WITH LAW.

The Company is in compliance with all applicable Laws the failure to comply with which might have a Material Adverse Effect upon it.

3.10 TAXES.


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(a)      All tax returns and estimates, of any kind, required to be filed by or with respect to the Company ("Tax Returns") have been timely filed with the appropriate governmental agencies and authorities for each period for which any such Tax Returns were due. All information provided in such returns, reports and estimates was true, complete and accurate in all Material respects. All taxes and other charges shown by each Tax Returns to be payable have been paid, including all tax assessments and/or levies imposed upon the Company or its property. No waiver of any statute of limitations executed by or relating to the Company with respect to any tax is in effect for any period. No audit of any tax Return of the company is in process nor has an appointment for or notice of any such audit been requested or given by any taxing authority. No issue or issues currently pending or unsettled, singly or collectively, with any taxing authority in connection with any returns and reports referred to in this Section 3.10 which are likely to, if determined adversely to the Company, have a Material Adverse effect on it. To the extent applicable, proper and accurate amounts have been withheld by the Company and paid over to the appropriate governmental authorities for all periods in full and complete compliance with the tax withholding provisions of applicable Law; to the extent applicable, proper and accurate returns have been filed by the Company for all periods for which returns were due with respect to income tax withholding, social security, unemployment and other trust fund or employer taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been made.

3.11 INSURANCE HOLDING COMPANY SYSTEM REGISTRATION.

The Company is an insurer which is registered with all necessary state insurance regulatory authorities as a member of an insurance holding company system and the Company has timely filed all required amendments to the registration statement by which such registration was effected.

3.12 TRANSACTIONS WITH AFFILIATES.

All transactions, including without limitation dividends and distributions, between the Company and the Seller or its Affiliates have complied in all Material respects with the standards set forth in, and the approval provisions of, applicable state insurance Law.

3.13 STATUTORY REPORTS.

(a) The Company has timely filed with the appropriate insurance regulatory authorities in each jurisdiction in which it is licensed to do business or is otherwise required to so file all annual statements, reports and amendments thereto required under the laws of such jurisdictions and has received renewal Certificates of Authority from all such insurance regulatory authorities issuing the same.


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(b)      All of the registration statements and amendments referenced in Section
         3.11 above, and all of the annual statements, reports and amendments referenced in subsection (a) of this Section 3.13 (the "Insurance Statements") were in compliance in all Material respects with applicable laws when filed and, as of their respective dates, did not contain any Materially false statements of fact or omit to state any Material fact necessary to make the statements made therein not misleading in light of the circumstances under which such statements were made. No Material deficiencies in any such Insurance Statements have been asserted in writing by any insurance regulatory authority.


3.14 INSURANCE.

The Company is insured with respect to its property and the conduct of its business. The Company has not been denied any insurance or indemnity bond and no insurance carrier has canceled or reduced any insurance coverage of the Company.

3.15 POWERS OF ATTORNEY.

The Company has not granted any powers of attorney to any Person.


3.16 DISCLOSURE.

No representation or warranty by the Seller in this Agreement nor any schedule, exhibit or certificate furnished or to be furnished by the Seller pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit any Material fact necessary in order to make the statements contained therein not misleading.

3.17 STOCK BOOKS.

The stock books and stock records for the Company are true and correct in all material respects and reflect all of the issuances and transfers of shares of the capital stock of the Company.

3.18 SELLER'S CLAIMS.

The Seller does not have any claims against the Company.

3.19 FINANCIAL STATEMENTS. The financial statements of the Company for the year-ended December 31, 1997 (the "Financial Statements"), copies of which have been delivered by Seller to Buyer, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated and are accurate in all Material respects. There are no liabilities of the Company, whether absolute, accrued, fixed, contingent, unknown,


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unforeseen or otherwise, which individually or in the aggregate would have a
Material Adverse Effect on the Company and are not reflected on the balance sheet included in the Financial Statements.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1 ORGANIZATION.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Iowa with all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument or document to be executed and delivered by the Buyer in connection herewith.

4.2 AUTHORIZATION.

The execution and delivery by the Buyer of this Agreement and each other agreement, instrument or document to be executed and delivered by the Buyer in connection herewith have been duly and validly authorized by the Buyer's Board of Directors or Executive Committee thereof, and no other corporate action on the part of the Buyer will be required in connection therewith. This Agreement has been, and each other agreement, instrument and document to be executed and delivered by the Buyer in connection herewith will be, duly executed and delivered by the Buyer, and this Agreement constitutes, and each such other agreement, instrument and document will constitute (assuming due authorization, execution and delivery by each other party thereto) legal, valid and binding obligations of the Buyer enforceable against it in accordance with their respective terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles.

4.3 APPROVALS.

Except for the Approvals, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any court, tribunal or governmental agency or authority (federal, state or local) is required by any applicable Law or by any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority (federal, state or local) to permit the Buyer to execute, deliver or perform this Agreement or any other agreement, instrument and document to be executed and delivered by the Buyer in connection herewith.

4.4 ABSENCE OF CONFLICTS.


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Neither the execution and delivery of this Agreement or any other agreement, instrument and document to be executed and delivered by the Buyer in connection therewith nor the consummation by the Buyer of the transactions contemplated hereby or thereby will violate or conflict with so as to have a Material Adverse Effect on the Buyer with respect to (i) the Buyer's Articles of Incorporation or By-laws, (ii) any applicable Law, or (iii) any contract, agreement, note, bond, mortgage, indenture, deed, license or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets are bound.

4.5 INVESTMENT.

The Buyer is purchasing the Stock pursuant to this Agreement for investment for its own account and not with a view to the distribution of all or any part thereof as such term is used in Section 2(11) of the Securities Act of 1933, as amended.

4.6 DISCLOSURE.

No representation or warranty made by the Buyer in this Agreement nor any schedule, exhibit or certificate furnished or to be furnished to the Seller by the Buyer pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit any Material fact necessary in order to make the statements contained therein not misleading.

ARTICLE 5: COVENANTS OF THE SELLER

5.1 ACCESS.

Upon reasonable notice, the Seller shall cause the Company to afford the Buyer's officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to all of books, accounts, records and other data (including without limitation all corporate, personnel, litigation and other legal, accounting and tax documents and records, all contracts and commitments, all policy forms and administrative forms and records, and all regulatory reports, filings and data) of the Company in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company and, during such period, the Seller shall cause the Company to furnish promptly to the Buyer all such information as the Buyer may reasonably request.

5.2 CONDUCT.

The Seller covenants and agrees that, prior to the Closing Date, and except (i) for actions relating to obtaining any Consents necessary or desirable to the consummation of the transactions contemplated hereby, (ii) for such other matters, if any, which the Buyer shall approve in writing, which approval shall not be unreasonably withheld and (iii) as otherwise may be expressly permitted by this Agreement, the Company shall be operated only in the ordinary course


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consistent with prior practice, and without limiting the foregoing the Company shall not (i) amend its charter or bylaws; (ii) issue, sell, pledge or dispose of any shares of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exchangeable for, any shares of, the capital stock of any class of the Company; (iii) split, combine or reclassify any of its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to the outstanding capital stock of the Company; or (iv) redeem, purchase or otherwise acquire any of the outstanding capital stock of the Company.

5.3 LICENSES.

The Seller shall maintain in effect between the date hereof and Closing all licenses of the Company currently in existence.

5.4 FURTHER ASSURANCES.

The Seller shall, from and after the closing, execute, acknowledge and deliver such documents and perform such acts as may be reasonably necessary or appropriate more fully to vest in the Buyer full right, title and interest in and to the Stock and generally to cause the satisfactory completion and consummation of the transactions contemplated by this Agreement, without further consideration or cost or expense to the Buyer.

ARTICLE 6: MUTUAL COVENANTS

6.1 AGREEMENT TO MAKE REASONABLE EFFORTS.

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate and to make effective as promptly as practicable the transactions contemplated by this Agreement, including without limitation using their joint, cooperative efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings which may be required under all applicable state insurance Laws and submissions of information required by governmental agencies and authorities; provided, however, that (i) nothing in this Section or elsewhere in this Agreement shall require either party hereto incur expenses in connection with the transactions contemplated hereby which are not reasonable under the circumstances in relation to the size of the transactions contemplated hereby or to require the Buyer, the Seller or the Company to make any divestiture of a significant asset, to make or commit to any undertaking which would involve a Material change in its operations or to commit to future restrictions on its rights or opportunities to alter the structure or operations of itself or of an Affiliate (other than as contemplated by this Agreement) in order to obtain any such waiver, consent or approval, and (ii) the Seller shall be responsible for obtaining all Consents from the state domicile of the Company, and (iii) the Buyer shall be responsible for Consents with respect to the State of Iowa.


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6.2 EXPENSES, FEES AND COMMISSIONS.

All costs and expenses incurred by the Seller and/or the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller and all such expenses incurred by the Buyer shall be paid by the Buyer. Subject to the foregoing (i) the parties hereto agree that no third person claiming a fee or commission has in any way brought the parties together or been instrumental in the making of this Agreement and (ii) each party agrees to indemnify the other against any claim by any other third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether expressed or implied from the actions of such party.

6.3 TAX MATTERS.

(a) The Buyer shall cause to be prepared and timely filed all required tax returns for taxable periods beginning on or after the Closing Date.

(b) The Seller shall be liable for and shall indemnify and hold harmless the Buyer and the Company from and against any unpaid tax liability, including deficiencies, interest and penalties, relating to the Company arising or accruing, or with respect to any taxable period of the Company ending, on or before the Closing Date.

ARTICLE 7: CONDITIONS

7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject, at the option of each such party, to the fulfillment at or prior to the Closing Date of the following conditions:

(a) there shall have been obtained the Approvals and any applicable waiting periods shall have expired or terminated without objection or imposition of any condition by any governmental authority; and

(b) no Law shall have been enacted, no suit, action or proceeding initiated or threatened and no judgment or order shall have been issued and shall remain in effect in any action or proceeding before any court, tribunal or governmental agency or authority, federal, state or local, that would prevent, restrict, impose conditions on, delay or make illegal the consummation of the transactions contemplated hereby.

7.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SELLER.


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The obligation of the Seller to consummate the transactions contemplated hereby shall be subject at the option of the Seller, to the fulfillment at or prior to the Closing Date of the following condition:

(a) the representations and warranties of the Buyer contained in Article 4 herein shall be accurate as of the Closing Date as if such representations and warranties had been made at and as of that time, and all the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been duly complied with and performed in all Materials respects.

7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BUYER.

The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject at the option of the Buyer, to the fulfillment at or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Seller contained in Article 3 shall be accurate as of the Closing Date as if such representations and warranties had been made at and as of that time, and all the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been duly complied with and performed in all Material respects; and

(b) since December 31, 1997, there shall have been no Material Adverse Change in the Company.

ARTICLE 8: CLOSING

8.1 ACTIONS TAKEN AT CLOSING BY SELLER.

At the Closing, Seller shall deliver to Buyer, the delivery of which shall constitute a condition precedent to Buyer's obligations to close hereunder, the following:

(a) Stock certificates representing all of the Stock duly endorsed in blank, or accompanied by stock powers duly endorsed in blank;

(b) A closing certificate dated as of the Closing Date and certifying as to:

         (1) the truth and accuracy in all Material respects of the representations and warranties made by Seller as of that date;


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         (2)      the fulfillment of the conditions to exist or to be complied with or performed by Seller as conditions to the obligations of Buyer; and

         (3) the fact that no litigation, proceeding, investigation or inquiry is pending or threatened that might result in action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or involving any of the Company's assets, properties, business or operations that might result in any Material adverse change in its respective assets, properties, business, financial condition, operations or prospects.

(c) For the Company, a copy of the Articles of Incorporation, together with all amendments thereto.

(d) Copies of all policies of insurance to which the Company is a party or under which the Company, or any officer or director of the Company, is or has been covered at any time within the five years preceding the Closing Date;

(e) Copies of any contract or arrangement, other than a policy of insurance, for the transfer of sharing of any risk by the Company;

(f) Originals or copies of all historical books and records of the company dating back at least to the date of the last final exam report of the Company issued by the state department of insurance then responsible for such examination.

8.2. ACTIONS TAKEN AT CLOSING BY BUYER.

At the Closing, Buyer shall deliver to Seller, delivery of which shall constitute a condition precedent to Seller's obligations to close hereunder, the following:

(a)      The payment of $25,000,000 as described in Section 2.2;

(b) A closing certificate dated as of the Closing Date and certifying as to:

         (1) the truth and accuracy in all Material respects of the representations and warranties made by Buyer as of that date;

         (2) the fulfillment of the conditions to exist or to be complied with or performed by Buyer as conditions to the obligations of Seller; and

         (3) the fact that no litigation, proceeding, investigation or inquiry is pending or threatened that might result in action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or involving any of the Company's assets, properties, business or operations that might result in any Material adverse


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                  change in its respective assets, properties, business,
                  financial condition, operations or prospects.

(c) Evidence of the due adoption by the Board of Directors or the Executive Committee of Buyer of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the taking of all actions contemplated hereby and thereby.

ARTICLE 9: TERMINATION

9.1      TERMINATION.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)      by mutual consent of Seller and the Buyer;

(b) by any party hereto if the transactions contemplated hereby shall not have been consummated on or before the Termination Date;

(c) by the Seller if a condition to its obligation to close set forth in this Agreement is not met on the Scheduled Closing Date or any date to which Seller has postponed the Closing Date and the Seller does not postpone Closing or waive such condition in writing in accordance herewith; and

(d) by the Buyer if a condition to it obligation to close set forth in this Agreement is not met on the Scheduled Closing Date or any date to which Buyer has postponed the Closing Date and the Buyer does not postpone Closing or waive such condition in writing in accordance herewith.

ARTICLE 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Except for claims by the IRS, claims arising under ERISA, or claims arising under CERCLA, RCRA or any other state or federal environmental law or regulation, any of which arise out of any acts or omissions of Seller or the Company occurring prior to the Closing Date, which claims shall survive the Closing Date indefinitely; the representations and warranties of Seller and the representations and warranties of Buyer contained in this Agreement shall survive the Closing Date for a period ending March 31, 2003. Said representations, warranties, obligations, covenants, indemnities and agreements shall not be affected by, and shall remain in full force and


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effect notwithstanding any investigation at any time made by or on behalf of any party hereto or any information any party may have with respect thereof.

10.2 INDEMNIFICATION BY THE SELLER.

Subject to Section 10.1, without otherwise limiting or diminishing the warranties, representations or covenants contained in this Agreement, or the rights or remedies available to Buyer for the breach of this Agreement or other indemnities provided for herein, Seller hereby agrees to indemnify and hold Buyer and its successors, assigns, shareholders, directors, officers, agents and employees harmless from and against:

(a) Any and all liabilities of the Company, whether absolute, accrued, fixed, contingent, unknown, unforeseen or otherwise, existing at the Closing Date or arising out of any acts, omissions or state of facts occurring or existing prior to the Closing Date except liabilities reflected in the Financial Statements and except liabilities which individually or in the aggregate do not have a Material Adverse Effect on the Company; and

(b) Any and all liabilities, losses, damages, deficiencies, claims or expenses, including reasonable attorneys' fees, arising in connection with or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller under this Agreement or any agreement or instrument delivered pursuant to this Agreement; and

(c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing.

Seller shall have no obligation under this Section 10.2 to indemnify Buyer or its successors, assigns, shareholders, directors, agents or employees from any liability arising out of any acts, omissions or state of facts occurring after the Closing Date.

10.3 INDEMNIFICATION BY THE BUYER.

The Buyer will defend, indemnify and hold harmless the Seller from, against and in respect of any and all liabilities, losses, damages, deficiencies or expenses resulting from the misrepresentation or breach of warranty of the Buyer or from the breach of any covenant or agreement by the Buyer contained herein.

10.4 INDEMNIFIABLE CLAIMS; DAMAGES.

Any claim or claims properly asserted under Section 10.2 or 10.3 above are referred to hereinafter as an "Indemnifiable Claim(s)." The amount of any such Indemnifiable Claim(s) is referred to hereinafter as "Damages."

10.5 PROCEDURE FOR INDEMNIFICATION.

(a) The party against which an Indemnifiable Claim is asserted (the "Indemnifying Party") shall have the right in the case of a Third-Party Claim to elect to conduct, at its own expense, the defense against such claim, with counsel reasonably satisfactory to the party seeking indemnification (the "Indemnified Party") upon written notice to the Indemnified Party (the "Defense Notice"). Except with the written consent of the Indemnified Party, the Indemnifying Party shall not, in the defense of an Indemnifiable Claim asserted by any Person not a party hereto against any party hereto (a "Third Party Claim"), consent to the entry of any judgment (other, than a judgment of dismissal on the merits without costs), or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation, or which is not consented to by the Indemnified Party, which consent, however, may not be unreasonably withheld or delayed.

(b) In any event the Indemnified Party and the Indemnifying Party will cooperate with and make available to each other such assistance and materials as may reasonably be requested by the other, all at the expense of the Indemnifying Party, except as otherwise provided herein; and the Indemnified Party shall have the right, at its own expense, to participate in the defense, with counsel reasonably satisfactory to the Indemnifying Party.

ARTICLE 11: MISCELLANEOUS

11.1 WAIVER AND AMENDMENT.

Any provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be amended, modified or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto.

11.2 PUBLIC STATEMENTS.

Each party hereto agrees to consult with and obtain the prior consent of, the other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby and shall not issue any press release or make any such public statement prior to such consultation and consent, except as may be required by applicable Law or applicable stock exchange policy.

11.3 BENEFIT AND ASSIGNMENT.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement shall not be assignable by either party hereto except by operation of law or with the prior express written consent of the other. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

11.4 NOTICES.

All notices, request, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

         If to the Seller:              FBL Financial Group, Inc.
                                        5400 University Avenue
                                        West Des Moines, Iowa 50266
                                        Attn:

         If to the Buyer:               Farm Bureau Mutual Insurance Company
                                        5400 University Avenue
                                        West Des Moines, Iowa 50266
                                        Attn:


or to such other address as any such person shall have furnished to the other in writing in accordance herewith. Any notice which is delivered personally or by telephonic facsimile transmission in the manner provided herein will be deemed to have been duly given to the person to whom it is directed upon actual receipt by such person. Any notice which is addressed and mailed in the manner herein provided will be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

11.5 GOVERNING LAW; VENUE.

This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without giving effect to the principles of conflicts of law that might otherwise apply, as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

11.6 SEVERABILITY.

If any term, provision, covenant or restriction in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

11.7 COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same agreement.

11.8 HEADINGS.

This section headings herein are for convenience only and shall not effect the construction hereof.

11.9 ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.


BUYER                               SELLER

FARM BUREAU MUTUAL                  FBL FINANCIAL GROUP, INC.
INSURANCE COMPANY



BY    /s/EDWARD M. WIEDERSTEIN      BY  /s/THOMAS R. GIBSON
ITS        PRESIDENT                ITS      CHIEF EXECUTIVE OFFICER

                                     ANNEX A

                        SCHEDULE OF CERTAIN DEFINED TERMS

In addition to the other terms defined herein, the following terms when used in the Agreement shall have the meanings set forth below:

"Affiliate" (except as immediately provided below) shall mean with respect to any Person, any other person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, "control" (including with correlative meanings the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" shall mean the Stock Purchase Agreement herewith between the Seller and the Buyer.

"Closing Date" shall have the meaning set forth in Section 2.3(a) of the Agreement.

"Consent" shall mean any consent, approval, authorization, permit, certificate or order of any person, court, tribunal or governmental agency or authority (federal, state or local).

"Contract" shall have the meaning set forth in Section 3.4 of the Agreement.

"Damages" shall have the meaning set forth in Section 10.4 of the Agreement.

"Defense Notice" shall have the meaning set forth in Section 10.5(a) of the Agreement.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Indemnifiable Claim" or "Indemnifiable Claims" shall have the mean set forth in
Section 10.4 of the Agreement.

"Indemnified Party" shall have the meaning set forth in Section 10.5(a) of the Agreement.

"Indemnifying Party" shall have the meaning set forth in Section 10.5(a) of the Agreement.

"Insurance Statements" shall have the meaning accorded to such term in Section 3.13(b) of the Agreement.

"Laws" shall have the meaning set forth in Section 3.4 of the Agreement.

"Material", as applied to any subject matter, means an event, condition or item of such magnitude that a reasonable and prudent Person in similar circumstances to that of Buyer or Seller, as the case may be, would have legitimate concern for the consequences and might, among other things, choose to forego consummation of this transaction, negotiate the purchase price further, seek additional indemnities, obtain insurance "cover", require remedial action or otherwise be responsive thereto. In circumstances where this is readily quantifiable the threshold will be $25,000 in consequence or other result, measurable individually or in the aggregate with respect to a series of circumstances.

"Material Adverse Change/Effect" means any event which is Material and adverse to the business, financial condition or earnings of the Person designated.

"Person" shall mean an individual, partnership, corporation, joint stock company, trust, joint venture, association or unincorporated organization, or any other form of business or professional entity.

"Purchase Price" shall have the mean set forth in Section 2.2.

"Stock" shall mean all the issued and outstanding shares of the capital stock of the Company.

"Tax Returns" shall have the meaning set forth in Section 3.10(a) of the Agreement.

"Third Party Claims" shall have the meaning set forth in Section 10.5(a) of the Agreement.

                                   Exhibit "A"

                     UTAH FARM BUREAU INSURANCE COMPANY SALE
                               EARNOUT CALCULATION
                         USING ACTUAL 1997 UTAH RESULTS


                                           1998       1999       2000      2001      2002
                                           ----       ----       ----      ----      ----


Expected Loss & LAE Ratio                 79.48%     80.43%     79.68%    78.07%    76.00%

Loss Ratio/Loss & LAE Ratio              0.8644     0.8644     0.8644    0.8644    0.8644

                                     ----------------------------------------------------
Expected Loss Ratio                       68.70%     69.53%     68.87%    67.49%    65.69%

Actual Loss Ratio -- Note 1               62.20%     62.20%     62.20%    62.20%    62.20%

                                     ----------------------------------------------------
Ratio Difference                           6.50%      7.33%      6.67%     5.29%     3.49%

Earned Premium (000s) -- Note 2          29,744     31,787     35,328    39,501    44,327

                                     ----------------------------------------------------
Dollar Difference (000s)                  1,935      2,329      2,357     2,088     1,549

                                     ----------------------------------------------------
50% of Dollar Difference (000s)             967      1,165      1,179     1,044       774
                                     ====================================================



Note 1 --  For purposes of this example, the 1997 loss ratio is used.
           For the calculation, the actual Utah direct loss ratio for that year would be used.

Note 2 --  The earned premium shown is the assumed premiums from the Tillinghast report.
           Actual Utah direct earned premiums would be used in the actual calculation.

                                   Exhibit "B"

                     UTAH FARM BUREAU INSURANCE COMPANY SALE
                               EARNOUT CALCULATION
                         EXAMPLE OF MAXIMUM CALCULATION


                                          1998            1999            2000            2001            2002
                                          ----            ----            ----            ----            ----


Expected Loss & LAE Ratio                79.48%          80.43%          79.68%          78.07%          76.00%

Loss Ratio/Loss & LAE Ratio             0.8644          0.8644          0.8644          0.8644          0.8644

                                    --------------------------------------------------------------------------
Expected Loss Ratio                      68.70%          69.53%          68.87%          67.49%          65.69%

Actual Loss Ratio -- Note 1              62.20%          62.20%          55.00%          62.20%          56.00%

                                    --------------------------------------------------------------------------
Ratio Difference                          6.50%           7.33%          13.87%           5.29%           9.69%

Earned Premium (000s) -- Note 2         29,744          31,787          35,328          39,501          44,327

                                    --------------------------------------------------------------------------
Dollar Difference (000s)                 1,935           2,329           4,901           2,088           4,297

                                    --------------------------------------------------------------------------
50% of Dollar Difference (000s)            967           1,165           2,450           1,044           2,148
                                    ==========================================================================

                                    --------------------------------------------------------------------------
Maximum amount paid                        967           1,165           2,000           1,044           2,000
                                    ==========================================================================



Note 1 -- For purposes of this example, loss ratio selected to show effect of $2 million maximum.
          For the calculation, the actual Utah direct loss ratio for that year would be used.

Note 2 -- The earned premium shown is the assumed premiums from the Tillinghast report.
          Actual Utah direct earned premiums would be used in the actual calculation.

                                   Exhibit "C"

                     UTAH FARM BUREAU INSURANCE COMPANY SALE
                               EARNOUT CALCULATION
                            EXAMPLE OF NEGATIVE YEAR

                                          1998            1999            2000             2001            2002
                                          ----            ----            ----             ----            ----


Expected Loss & LAE Ratio                79.48%          80.43%          79.68%           78.07%          76.00%

Loss Ratio/Loss & LAE Ratio             0.8644          0.8644          0.8644           0.8644          0.8644

                                  -----------------------------------------------------------------------------
Expected Loss Ratio                      68.70%          69.53%          68.87%           67.49%          65.69%

Actual Loss Ratio -- Note 1              62.20%          62.20%          70.00%           62.20%          71.00%

                                  -----------------------------------------------------------------------------
Ratio Difference                          6.50%           7.33%         -1.13%             5.29%         -5.31%

Earned Premium (000s) -- Note 2         29,744          31,787          35,328           39,501          44,327

                                  -----------------------------------------------------------------------------
Dollar Difference (000s)                 1,935           2,329            (398)           2,088          (2,352)

                                  -----------------------------------------------------------------------------
50% of Dollar Difference (000s)            967           1,165            (199)           1,044          (1,176)
                                  =============================================================================

                                  -----------------------------------------------------------------------------
Actual amount paid                         967           1,165            --              1,044            --
                                  =============================================================================



Note 1 --  For purposes of this example, loss ratio selected to show effect of negative years.
           For the calculation, the actual Utah direct loss ratio for that year would be used.

Note 2 -- The earned premium shown is the assumed premiums from the Tillinghast report.
          Actual Utah direct earned premiums would be used in the actual calculation.